RESULTS PAY


Results Pay is a broad-based results oriented compensation program designed to tie a portion of the cash rewards awarded employees to the success of their business unit and the success of the Company. As an important new element in PNM's total compensation program, Results Pay is timely as the Company prepares for increasing competition. A key aspect of this preparation is a change in corporate culture to greater employee involvement and ownership in their jobs. Results Pay supports the new culture by reinforcing the idea that all employees are responsible for making the Company succeed.

The award pool for Results Pay is created when the Company exceeds its basic objectives for financial performance. Employees earn an award based on results in their unit and the Company's financial results. Total award potential ranges from 5% for the workforce to 15% for key managers, 20% for vice-presidents and 25% for senior vice-presidents. The CEO does not participate in this plan.

Awards at the work force level are based 75% on unit results and 25% on Company results. This is also the case for key managers. For vice-presidents, 60% of their awards are based on unit results and 40% on Company results. For senior vice-presidents, the ratio is 33% unit, 67% Company to recognize the need for them to work as a team to achieve Company goals.

For 1995, Company results will be measured by Earnings Per Share (EPS) from continuing operations. The target will vary from year to year. If the EPS threshold is not attained, no awards will be paid out, and the target level must also be maintained after all awards are paid.

Awards for business unit results depend on the amount of money in the unit pool, and whether unit goals have been met. Unit goals are generally centered on cost control, customer satisfaction and efficiency in operations.

In the future, Results Pay will enable the Company to slow down its growth in base pay. It will also enable the Company to put more of management's pay at risk while serving as the only annual incentive-type plan for that group. In summary, Results Pay allows the Company the flexibility to reward employees in accordance with the results of the business.